THE L. S. STARRETT COMPANY                                   EXHIBIT 10c
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


Section 1. The L. S. Starrett Company (the "Company") has adopted the
Plan set forth herein. The Plan is intended to be "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees" within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA. The Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing. The effective date of the Plan shall be the date the Plan is executed, but the Plan permits retroactive participation and credits certain service and compensation prior to that date.

Section 2. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required in the context.

"Administrator" means the Company, but the Company has delegated to the Retirement Committee the responsibility to perform such administrative functions under the Plan as are hereinafter specified.

"Disability" has the same meaning given such term under the Retirement Plan.

"Eligible Employee" means the Chief Executive Officer,
President, Vice Presidents and Treasurer of the Company and each other key management employee of the Company and its subsidiaries. However, eligibility to participate in the Plan shall at all times be limited so that the Plan qualifies as a plan satisfying the standard set forth in the second sentence of Section 1.

"ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time. References to any section or subsection of ERISA include references to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

"Participant" means an Eligible Employee who has been selected by the Board of Directors of the Company to participate in the Plan. No one shall be deemed to have become a Participant prior to July 1, 1996.

"Plan" means The L. S. Starrett Company Supplemental Executive
Retirement Plan as set forth herein, and all subsequent amendments hereto.

"Plan Year" means each 12-month period ending on June 30.

"Retirement Plan" means The Retirement Plan for Employees of The
L.S.	Starrett Company as in effect from time to time.

Section 3. An Eligible Employee who has become a Participant in the Plan shall continue to be a Participant so long as any amount remains payable to him or her under the Plan. The Board of Directors of the Company may terminate an employee's participation in the Plan prospectively for any reason, including, but not limited to, the Administrator's determination that such termination is necessary in order to maintain the Plan as a "plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees" within the meanings of sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA. The Administrator may similarly terminate an employee's participation in the Plan retroactively for any reason, subject to Section 9.

Section 4. This Plan shall provide each Participant with a pension benefit, payable out of the general assets of the Company, equal to the excess of (i) the benefit to which the officer would be entitled under the Retirement Plan if the terms of the Retirement Plan were applied without regard to the annual limit on compensation established under Internal Revenue Code section 401(a)(17) (or any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section) and any corresponding limits within the Retirement Plan, over (ii) the officer's actual benefit under the Retirement Plan. The pension benefit under this Plan shall be paid in the same form and at the same time or times as the Participant's benefit under the Retirement Plan. If a Participant in the Plan ceases to be employed by the Company and its subsidiaries by reason of a termination for "cause" at any time, or for any other reason (other than death or Disability) prior to having worked for at least five years for the Company and its subsidiaries, the Participant shall be entitled to no benefit under this Plan. "Cause" shall mean (i) the Participant's failure to perform, or material negligence in the performance of, his or her duties or responsibilities to the Company or any of its subsidiaries; (ii) fraud, embezzlement, or other material dishonesty with respect to the Company or any of its subsidiaries; or (iii) conduct materially harmful to the business, interests or reputation of the Company or any of its subsidiaries. Participants ineligible for a benefit from the Retirement Plan by reason of insufficient service shall be ineligible for a benefit hereunder.

In the event of the Participant's death, his or her beneficiaries (as designated under the Retirement Plan) or, if none, the Participant's estate, shall be entitled to receive any payments under this Plan at the same time and in the same manner as payments under the Retirement Plan.

Section 5. The Administrator shall oversee the administration of the Plan. However, the Board of Directors of the Company shall have final and binding discretionary authority to select Eligible Employees to become Participants in the Plan. The Administrator shall have exclusive and complete discretionary control and authority to interpret the Plan and to administer all aspects of the Plan, including, without limitation, the power: to appoint agents and counsel; to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any person having or claiming to have any interest under the Plan in a manner consistent with Section 6; and to decide all other matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Plan Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Administrator acted arbitrarily and capriciously. Any individual serving as Administrator, or on a committee acting as Administrator, who is a Participant in the Plan will not vote or act in any manner relating solely to himself or herself. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, or the Company. The Administrator shall be deemed to be the Plan administrator, except that the responsibility for complying with any reporting and disclosure requirements of ERISA is hereby delegated to the Company's Treasurer.

Section 6. If any person believes he or she is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will contain specific reasons for the denial, specific reference to pertinent Plan provisions, a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period; and such person may request a review of his or her claim. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred), such person (or his or her duly authorized representative) may file a written request with the Administrator for a review of his or her denied claim and of pertinent documents and may submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision, as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.

Section 7. The Company agrees to indemnify and to defend to the fullest extent permitted by law any director, officer or employee of the Company or any affiliated entity who serves as the Administrator or as a member of a committee appointed to serve as Administrator, or who assists the Administrator in carrying out its duties as part of his or her employment (including any such individual who formerly served in any such capacity) against all liability, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

Section 8. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any employee or a consideration for, or an inducement or a condition of employment for, the performances of services by any employee. Participation in this Plan shall not give any person the right to be retained in the employ of the Company or any of its affiliates nor any right or interest in the Plan other than is herein provided. The Company reserves the right to dismiss any Participant without any liability for any claim against the Company, except to the extent provided herein.

Section 9. The Company reserves absolutely the right to amend or terminate this Plan at any time by an instrument in writing which has been executed on its behalf by an officer thereof provided, however, that no such amendment or termination shall adversely affect the rights of any Participant with respect to the actuarial equivalent of the amount of any benefits payable to him or her as of the date of such amendment or termination. Subject to the foregoing, the Plan may be amended as to active as well as retired or terminated Participants.

Section 10. All payment of benefits under the Plan shall be made from the general assets of the Company. The Company shall not be required to set aside or segregate any assets of any kind to meet its obligations hereunder. Each Participant and beneficiary will be an unsecured general creditor of the Company with respect to all benefits payable under the Plan. Nothing in this Plan will be construed to give any individual rights to any specific assets of the Company or other person or entity.

Section 11. The rights and obligations of the Company shall inure to the benefit of and shall be binding upon its successors and assigns.

Section 12. None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of the Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign the payment or proceeds which he or she may expect to receive, continently or otherwise, under this Plan. To the extent required by law, the foregoing shall not apply to the payment of benefits under the Plan pursuant to the terms of a qualified domestic relations order within the meaning of Code section 414(p), all as determined by the Administrator in its discretion.

Section 13. All distributions from the Plan shall be subject to, and reduced by, applicable tax withholding. To the extent benefits payable under the Plan are determined by the Company to be subject to FICA, Medicare or FUTA tax prior to distribution, the Company in its discretion may withhold the required taxes from other amounts payable to the Eligible Employee or may require the Eligible Employee to pay the required taxes by separate check. To the extent a Participant fails to pay or provide for such taxes as required, the Administrator may suspend the Participant's participation in the Plan or reduce the benefits payable hereunder.

Section 14. If any provision of this Plan shall be held invalid or unenforceable, the invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been excluded.

Section 15. It is intended that this Plan will comply with all applicable laws and government regulations, and the Company shall not be obligated to perform an obligation hereunder in any case where, in the opinion of the Company's counsel, such performance would result in the violation of any law or regulation.

Section 16. This Plan shall be construed, administered and governed in all respects under and by the laws of The Commonwealth of Massachusetts to the extent not preempted by ERISA. This Plan shall for all purposes be deemed to have become subject to Part 1 of Subtitle B of Title I of ERISA on the date of execution set forth below.

IN WITNESS WHEREOF, The L. S. Starrett Company has caused this Plan to be executed by its duly authorized officer this 15th day of June, 1998.

THE L. S. STARRETT COMPANY


By: S/D.R.Starrett